Simpson Manufacturing Co., Inc. 5956 W. Las Positas Boulevard Pleasanton, CA 94588 Phone: 800.925.5099 Fax: 925.847.1597 www.simpsonmfg.com NEWS RELEASE FOR IMMEDIATE RELEASE Simpson Manufacturing Co., Inc. Announces New $1.0 Billion Share Repurchase Authorization Pleasanton, CA – October 26, 2026 –Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced that its Board of Directors has approved a new $1.0 billion share repurchase authorization, effective October 22, 2026. The new authorization supersedes the Company’s prior $200.0 million share repurchase authorization and has no expiration date. Year-to-date through September 30, 2026, the Company repurchased approximately $165 million of its common stock under the prior authorization. “We remain focused on a disciplined approach to capital allocation that balances investment in the long-term growth of our business with returning capital to our stockholders,” said Mike Olosky, President and Chief Executive Officer of Simpson Manufacturing Co., Inc. “The significant increase in our share repurchase authorization reflects the Board’s continued confidence in Simpson’s long-term strategy, strong financial position and cash flow generation, while providing us with additional flexibility to opportunistically return capital to stockholders.” Under the authorization, the Company may repurchase shares of its common stock from time to time through open-market purchases, privately negotiated transactions or other transactions in accordance with applicable securities laws and other legal requirements. The timing and amount of any repurchases will depend on a variety of factors, including market conditions, the Company’s capital allocation priorities and other considerations. The authorization does not obligate the Company to repurchase any specific number or dollar amount of shares and may be modified, suspended or discontinued at any time. About Simpson Manufacturing Co., Inc. Exhibit 99.2

Simpson Manufacturing Co., Inc. 5956 W. Las Positas Boulevard Pleasanton, CA 94588 Phone: 800.925.5099 Fax: 925.847.1597 www.simpsonmfg.com Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiaries, including Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shear walls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company primarily supplies its building product solutions to both the residential and commercial markets in North America and Europe. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD." Forward-Looking Statements All statements other than statements of historical fact are forward-looking statements, including statements about the share repurchase program, such as the amount, timing, manner, and funding of any repurchases; the expected benefits of the program; and the Company’s capital allocation priorities, financial position, and future performance. CONTACT: Addo Investor Relations investor.relations@strongtie.com (310) 829-5400